EXHIBIT 99.1

Contact: Tammy Chase

Director of Investor Relations

(312) 321-3230 or tchase@suntimes.com

SUN-TIMES MEDIA GROUP ANNOUNCES FIRST QUARTER 2008 RESULTS; WILL HOST CONFERENCE CALL, WEBCAST TODAY

CHICAGO, IL, May 8, 2008-- Sun-Times Media Group, Inc. (NYSE: SVN) today reported a net loss of $35.8 million, or $0.44 per share, for the first quarter ended March 31, 2008, compared with a loss of $4.8 million, or $0.06 per share, in the first quarter of 2007. The Company reported an operating loss of $25.8 million in the first quarter of 2008, compared with operating income of $5.7 million in the first quarter of 2007. The 2007 figure includes a legal settlement with a former officer of the Company, which was recognized as a reduction of expenses in the year-ago period.

The first quarter 2008 numbers reflect a 12.6 percent decline in advertising revenue, an 8.4 percent decline from the year-ago period in circulation revenue and $5.5 million of indemnification, investigation and litigation costs, which includes indemnification costs of $3.8 million related to the ongoing appeals process of certain former Company officers.

The Company reported that its cost reduction program, announced on December 14, 2007 and continued throughout the first quarter of 2008, favorably impacted expenses in the quarter. The Company is on track to meet its goal of reducing operating costs by $50 million this year.

Cyrus F. Freidheim, Jr., Sun-Times Media Group President and Chief Executive Officer, characterized the Company’s first quarter operating performance as being generally in line with its peer group. “Secular changes combined with a broad-based economic downturn made for a powerful one-two punch against nearly every newspaper company during the quarter,” said Mr. Freidheim. “Classified and retail advertising were especially weak during the quarter. Nevertheless, Sun-Times Media Group has made significant progress toward aligning costs with advertising revenue trends in the industry.”

The Company continues to explore opportunities for revenue growth, particularly online, where suntimes.com enjoys a strong market position. “Our sales organization is developing strategic initiatives that will seek to expand Internet as well as print advertising opportunities throughout our entire Chicago footprint,” noted Mr. Freidheim. “Additionally, we remain committed to achieving the goals we’ve shared all along: improved operating performance, resolution of the Company’s unique legacy issues, and exploration of strategic alternatives for the Company.”

-more-

Sun-Times Media Group announced on February 4, 2008 it had begun an evaluation of the Company’s strategic alternatives to enhance shareholder value, and that it had hired Lazard Freres & Co. LLC as its investment banker. These alternatives may include, but are not limited to, joint ventures or strategic partnerships with third parties, and/or the sale of the Company or any or all of its assets.

On March 25, 2008, the Company announced that it has agreed to the terms of a settlement that will resolve the various disputes and litigation between the Company and its controlling stockholder, Hollinger Inc. That settlement is subject to court approval in the U.S. and Canada.

Investor Presentation

The Company plans to review first quarter 2008 results during a conference call today beginning at 4:30pm EDT (3:30pm CDT). Mr. Freidheim and William G. Barker III, Chief Financial Officer, will host the call. Investors and other interested parties are invited to listen to the conference call by dialing (888) 680-0865 in the United States or (617) 213-4853 from abroad and entering pass code 26921502, or via a simultaneous Internet broadcast on the Company’s Web site at www.thesuntimesgroup.com under Investor Relations. A replay of the call will be available after 6:30 p.m. EDT for seven days by dialing (888) 286-8010 in the U.S. or (617) 801-6888 and entering passcode 30123388.

Review of Operating Results

Total operating revenue in the first quarter of 2008 was $81.0 million versus $91.7 million in the year-ago period. Advertising revenues declined 12.6 percent to $61.1 million versus $70.0 million in the 2007 period. Classified advertising was lower by $3.5 million, while retail and national advertising were lower by $4.1 million and $1.3 million, respectively, versus the year-ago period.

Circulation revenue was $18.3 million in the first quarter of 2008 compared with $20.0 million in the first quarter of 2007.

Total operating expenses in the first quarter were $106.8 million compared with $86.0 million a year earlier. The increase is due primarily to the legal settlement with a former officer of the Company during the first quarter of 2007. Indemnification, investigation and litigation costs for the first quarter of 2008 were $5.5 million, compared with a net recovery of $27.6 million in the same period in 2007.

Newsprint and ink expenses were $10.1 million in the first quarter of 2008, compared with $13.7 million in the first quarter of 2007, a decrease of $3.6 million, or 26 percent. Total newsprint consumption in the first quarter decreased approximately 23 percent versus the year-ago period, while the average cost per metric ton of newsprint was 6 percent lower than the same period last year. Newsprint consumption was positively affected by the combination of a daily newspaper with 13 bi-weeklies during the fourth quarter of 2007. Also, the Company changed the size and format for some newspapers and reconfigured ratios of advertising to editorial content in all newspapers to increase profitability.

Wages and benefits included in cost of sales declined $1.9 million to $24.8 million from $26.7 million a year ago, reflecting more than 400 full- and part-time job eliminations that were made pursuant to the Company’s cost-reduction plan.

Other operating costs in the first quarter of 2008 rose to $17.1 million from $14.4 million a year ago, with the increase mainly due to severance costs related to the Company’s outsourcing of its ad production, announced on February 19, 2008, a contract dispute adjustment recorded in 2007 and higher workers compensation costs.

Corporate expenses for the first quarter of 2008 were $8.5 million versus $15.5 million for the first quarter of 2007. The first quarter 2007 figure includes an adjustment of $5.0 million on the sale of newspaper operations (sold in prior years). Figures for the first quarter of 2008 reflect lower insurance costs and professional fees. As of March 31, 2008, the Company held $118.5 million in cash and cash equivalents.

The following is a summary of infrequent items (in thousands of dollars):

	Q1 2008	Q1 2007
Other operating costs
Reorganization costs	1,632	(7)
Other severance expense	(56)	99
Reduction of reserve for contract disputes	--	(550)
Printing press removal charge	--	351
Loss on disposal of assets	403	--

Indemnification, investigation and litigation costs, net of recoveries
Costs	5,476	20,099
Recoveries	--	(47,718)

Corporate expenses
Loss on sale of newspaper operations	--	4,965
Severance expense (accrual reversal)	--	(220)
Legal settlements	--	262

About Sun-Times Media Group

Sun-Times Media Group is dedicated to being the premier source of local news and information for the greater Chicago area. Its media properties include the Chicago Sun-Times and Suntimes.com as well as newspapers and Web sites serving more than 200 communities throughout the Chicago area. Further information can be found at http://www.thesuntimesgroup.com.

Cautionary Statement on Forward-Looking Statements

Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result" or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward- looking statements as a prediction of actual results.

SUN-TIMES MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2008 and 2007

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
	(Amounts in thousands, except per share data)
Operating revenue:
Advertising	$ 61,138	$ 69,991
Circulation	18,317	20,004
Job printing	940	1,027
Other	609	695
Total operating revenue	81,004	91,717
Operating costs and expenses:
Cost of sales:
Wages and benefits	24,780	26,662
Newsprint and ink	10,135	13,723
Other	18,086	19,433
Total cost of sales	53,001	59,818
Selling, general and administrative:
Sales and marketing	16,549	15,313
Other operating costs	17,100	14,387
Corporate expenses	8,457	15,538
Indemnification, investigation and litigation costs, net of recoveries	5,476	(27,619)
Total selling, general and administrative	47,582	17,619
Depreciation	5,100	5,950
Amortization	1,089	2,651
Total operating costs and expenses	106,772	86,038
Operating income (loss)	(25,768)	5,679
Other income (expense):
Interest expense	(122)	(158)
Interest and dividend income	1,497	10,314
Other income (expense), net	4,137	(504)
Total other income (expense)	5,512	9,652
Income (loss) before income taxes	(20,256)	15,331
Income tax expense	15,587	20,154
Net loss	$ (35,843)	$ (4,823)
Net loss per share – basic and diluted	$ (0.44)	$ (0.06)
Weighted average shares outstanding – basic and diluted	80,748	80,317

SUN-TIMES MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2008 and December  31, 2007

	March 31, 2008	December 31, 2007
	(Unaudited)
	(Unaudited) (In thousands,
	except share data)
ASSETS
Current assets:
Cash and cash equivalents	$ 118,454	$ 142,533
Accounts receivable, net of allowance for doubtful accounts of $12,034 in 2008 and $12,276 in 2007	65,322	73,031
Inventories	8,663	7,937
Escrow deposits and restricted cash	35,032	35,641
Recoverable income taxes	11,508	16,509
Other current assets	6,718	7,034
Total current assets	245,697	282,685
Investments	40,879	42,249
Property, plant and equipment, net of accumulated depreciation of $147,344 in 2008 and $146,170 in 2007	161,616	163,355
Intangible assets, net of accumulated amortization of $48,734 in 2008 and $47,645 in 2007	87,145	88,235
Goodwill	124,301	124,301
Prepaid pension benefit	87,810	89,512
Other assets	1,140	1,249
Total assets	$ 748,588	$ 791,586

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current installments of long-term debt	$ 29	$ 35
Accounts payable and accrued expenses	102,019	112,621
Amounts due to related parties	8,636	8,852
Income taxes payable and other tax liabilities	587	1,027
Deferred revenue	10,020	10,060
Total current liabilities	121,291	132,595
Long-term debt, less current installments	—	3
Deferred income tax liabilities	58,641	58,343
Other tax liabilities	609,854	597,206
Other liabilities	72,759	78,448
Total liabilities	862,545	866,595
Stockholders’ equity (deficit):
Class A common stock, $0.01 par value. Authorized 250,000,000 shares; 88,008,022 and 65,438,124 shares issued and outstanding, respectively, at March 31, 2008 and 88,008,022 and 65,308,636 shares issued and outstanding, respectively, at December 31, 2007	880	880
Class B common stock, $0.01 par value. Authorized 50,000,000 shares; 14,990,000 shares issued and outstanding at March 31, 2008 and December 31, 2007	150	150
Additional paid-in capital	501,102	501,138
Accumulated other comprehensive income (loss):
Cumulative foreign currency translation adjustments	(503)	3,878
Unrealized gain (loss) on marketable securities	(38)	141
Pension adjustment	(28,932)	(29,718)
Accumulated deficit	(361,876)	(325,451)
	110,783	151,018
Class A common stock in treasury, at cost — 22,569,898 shares at March 31, 2008 and 22,699,386 shares at December 31, 2007	(224,740)	(226,027)
Total stockholders’ equity (deficit)	(113,957)	(75,009)
Total liabilities and stockholders’ equity (deficit)	$ 748,588	$ 791,586

Items affecting the Company’s consolidated net loss from comprise:

Favorable/(Unfavorable)
First Quarter

Net loss for period ended March 31, 2007	$(4.8)
Operating revenue	(10.7)
Cost of sales	6.8
Sales and marketing	(1.2)
Other operating costs (excluding reorganization)	(1.1)
Reorganization costs	(1.6)
Special Committee costs	14.6
Special Committee cost recoveries	(47.7)
Corporate expenses	7.0
Depreciation and amortization	2.4
Total other income (expense)	(4.1)
Income tax expense	4.6
Net loss for period ended March 31, 2008	$(35.8)